SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)


                                (Amendment No. )*


                            URSUS TELECOM CORPORATION
                                (Name of Issuer)



                                  COMMON STOCK
                         (Title of Class of Securities)



                                   917287 10 4
                                 (CUSIP Number)



                                DECEMBER 31, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant  to which this
Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [x] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 Pages

                                  SCHEDULE 13G

---------------------------------          ------------------------------------
CUSIP No. 917287 10 4                       Page 2 of 6 Pages
---------------------------------          ------------------------------------
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1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Jeffrey R. Chaskin and Joanne Chaskin, Joint Tenants with right of survivorship.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) / /
                                                        (b) / /
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3  SEC USE ONLY

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4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
-------------------------------------------------------------------------------
   NUMBER OF                5        SOLE VOTING POWER
    SHARES
   BENEFICIALLY                      650,000
    OWNED BY
      EACH
    REPORTING
   PERSON WITH
                       --------------------------------------------------------
                            6       SHARED VOTING POWER       0
                       --------------------------------------------------------
                            7       SOLE DISPOSITIVE POWER    650,000
                       --------------------------------------------------------
                            8       SHARED DISPOSITIVE POWER  0
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9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   650,000 shares
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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                             /  /
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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   9.6%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------               -----------------------------------
CUSIP No. 917287 10 4                       Page 3 of 6 Pages
-----------------------------               -----------------------------------
Item 1(a).  Name of Issuer:
                  Ursus Telecom Corporation


Item 1(b).  Address of Issuer's Principal Executive Offices:
                  440 Sawgrass Corporate Parkway, Suite 112
                  Sunrise, Florida 33325

Item 2(a).  Name(s) of Person(s) Filing:
                  Jeffrey R. Chaskin and Joanne Chaskin, Joint Tenants with right of survivorship.


Item 2(b). Address of Principal Business Office or, if None, Residence:
                  440 Sawgrass Corporate Parkway, Suite 112
                  Sunrise, Florida 33325

Item 2(c).  Citizenship:
                  U.S.A.


Item 2(d).  Title of Class of Securities:
                  Common Stock


Item 2(e).  CUSIP Number:
                  917287 10 4


Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or
(c), check whether the person filing is a:

         Not Applicable

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: 650,000.

         (b)      Percent of class:   9.6%.

--------------------------------                  -----------------------------
 CUSIP No.     917287 10 4                        Page 4 of 6 Pages
--------------------------------                  -----------------------------

         (c) Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote 650,000.

               (ii) Shared power to vote or to direct the vote 0.

               (iii) Sole power to dispose or to direct the disposition of
                     650,000.

               (iv)  Shared power to dispose or to direct the disposition of 0.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class:

                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable

Item 7.  Identification and Classification of the Subsidiary which Acquired the
           Security Being Reported on by the Parent Holding Company:

                  Not Applicable


Item 8.  Identification and Classification of Members of the Group.

                  Not Applicable


Item 9.  Notice of Dissolution of Group:

                  Not Applicable
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 CUSIP No.     917287 10 4                        Page 5 of 6 Pages
--------------------------------                  -----------------------------



Item 10. Certifications.

                  Not Applicable


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      FEBRUARY 12, 1998                                    FEBRUARY 12, 1998
---------------------------                            ------------------------
           Date                                                  Date

      /S/ JEFF CHASKIN                                  /S/  JOANNE CHASKIN
---------------------------                            ------------------------
         Signature                                             Signature

     JEFFREY R. CHASKIN,                                     JOANNE CHASKIN,
--------------------------------                       ------------------------
EXECUTIVE VICE PRESIDENT & C.O.O                         MINORITY SHAREHOLDER
       Name/Title                                             Name/Title

--------------------------------                  -----------------------------
 CUSIP No.     917287 10 4                        Page 6 of 6 Pages
--------------------------------                  -----------------------------


                                   Schedule A


          The undersigned, Jeffrey Chaskin and Joanne Chaskin, acknowledge and agree that this statement on form 13G is filed on behalf of each of them as expressly provided for in Rule 13d-1(k)(1).


                                               /S/ JEFF CHASKIN
                                             ------------------------
                                                 Jeffrey R. Chaskin


                                              /S/ JOANNE CHASKIN
                                             -------------------------
                                                   Joanne Chaskin